UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 17, 2004

NEW CENTURY FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32314	56-2451736
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18400 Von Karman Avenue, Suite 1000, Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 440-7030

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 17, 2004, New Century TRS Holdings, Inc. (“New Century TRS”), a wholly-owned subsidiary of New Century Financial Corporation (“New Century Financial”), and an affiliate of Bear, Stearns & Co. Inc. (“Bear Stearns”) agreed to terminate an existing call option and warrant on New Century Financial common stock.

New Century TRS received a cash payment of approximately $29.8 million from the affiliate of Bear Stearns as a result of the termination of the call option and warrant.

In connection with the original issuance of its 3.50% Convertible Senior Notes due 2008 (the “Notes”), New Century TRS entered into two agreements with an affiliate of Bear Stearns to simultaneously purchase a call option and sell a warrant on its common stock. The purpose of the option and warrant was to reduce the economic dilution of the conversion premium under the Notes. The call option granted to New Century TRS the right to purchase from the affiliate of Bear Stearns, one of the initial purchasers of the Notes, at any time up to approximately 6.034 million shares of New Century TRS common stock at a strike price of $34.80 per share, subject to certain adjustments. The warrant granted to the affiliate of Bear Stearns the right to purchase from New Century TRS up to approximately 6.034 million shares of New Century TRS common stock for a limited period of time upon maturity of the Notes at a price of $47.59 per share, subject to certain adjustments. Like the Notes, the call option and warrant became exercisable for shares of New Century Financial common stock, rather than New Century TRS common stock, in connection with the conversion of New Century Financial into a real estate investment trust.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW CENTURY FINANCIAL CORPORATION

December 23, 2004	By:	/s/ ROBERT K. COLE
Robert K. Cole
Chairman and Chief Executive Officer